BNC Bancorp Reports Second Quarter 2011 Earnings

THOMASVILLE, N.C., July 29, 2011 /PRNewswire/ -- BNC Bancorp (NASDAQ: BNCN) ("BNC"), parent company for Bank of North Carolina ("Bank") today reported financial results for the quarter ended June 30, 2011. For the second quarter of 2011, net income available to common shareholders was $992,000, or $0.10 per diluted share, compared to $917,000, or $.09 per diluted share, and $11.2 million, or $1.41 per diluted share, in the first quarter of 2011 and second quarter of 2010, respectively. The second quarter of 2010 includes $11.8 million of after-tax gains from a FDIC assisted acquisition.

(Logo: http://photos.prnewswire.com/prnh/20030917/BNCLOGO )

For the six months ended June 30, 2011, net income available to common shareholders was $1.9 million, or $0.19 per diluted share, compared to $12.1 million, or $1.59 per diluted share reported for the same period in 2010. As noted above, the 2010 results include the one-time gain from the FDIC assisted transaction.

Total assets at June 30, 2011 were $2.15 billion, compared to $2.16 billion at both the ends of the first quarter of 2011 and second quarter of 2010.

At June 30, 2011, the Bank's Tier 1 leverage ratio was 7.61%, Tier 1 risk-based capital ratio was 11.13%, and total risk-based capital ratio was 12.82%. The Bank and the Company have a high concentration of assets in the 20% risk-weighting category, primarily consisting of government agency and municipal securities with a fair value of $316 million, a $61 million indemnification receivable from the FDIC, and $284 million of loans covered by the FDIC loss-share agreement.

W. Swope Montgomery, Jr., President and CEO, noted, "We are pleased with the results for the second quarter. The core earnings power of our Company continues to improve, non-covered loans are growing at a rate in excess of 10%, and early stage credit delinquencies are trending back to more normal levels. While many in our industry are struggling with top line growth, we are very pleased that our investments over the past two years in new markets and support infrastructure continue to drive gains in both net interest income and core loans. The receptions to our recent entries into the Charlotte and Raleigh markets have been overwhelming, with deposit and loan generation well above plan, and a loan pipeline of over $80 million in each market. Our investment in regional leadership, strong central and regional credit departments, and experienced and seasoned teams of bankers in each of these markets is providing an engine for current and future loan growth."

Montgomery continued, "We are also excited about the prospects for the two newest areas of the Company - a more robust and scalable mortgage platform, and an SBA loan origination department. In each of these areas, the quality of the leadership, and teams they have assembled, makes the two year search process worth the time and commitment. While both of these departments were still in their development stage through most of the second quarter, we are confident they should contribute significantly in the third quarter and beyond to enhance and diversify our non-interest income sources."

Highlights June 30, 2011 versus March 31, 2011:

  Net income available to common shareholders increased $.01 to $.10 per share
    Pre-tax pre-credit (FTE) core earnings power remained unchanged at $7.2 million
    (PTPC also includes valuation adjustments and direct costs to manage nonperforming assets)
  Net interest income increased to $16.8 million, an $88,000 increase
  Net interest margin remained stable, declining by 3 basis points to 3.84%
  Performing non-covered loan portfolio -- 30-89 day past dues declined from 1.16% to 0.50% during the quarter
  Performing covered loan portfolio -- 30-89 day past dues declined from 13.2% to 2.4% over the past year.
  Special mention or watch credits in the non-covered portfolio declined to 5.2% at the end of June 2011, down from 10.5% one year earlier.
  Total loans remained stable at $1.53 billion
    Total accruing loans increased $9.2 million, a 2.6% annualized rate
    Non-covered portfolio loans increased $17.6 million, a 5.7% annualized rate
    Non-covered and accruing portfolio increased despite $28.9 million that was refinanced into the permanent commercial mortgage markets
  Non-interest bearing demand deposits increased $12.4 million, a 42.8% annualized rate
  New mortgage platform became operational with 10 processing professionals and 23 seasoned originators
  New SBA division became operational, with an existing pipeline of $8.2 million
  While in the development stage, the mortgage and SBA division reported a combined loss of $529,000 during the second quarter.  We anticipate both areas to be at least breakeven in the third quarter based on current pipelines.

The above results include the impact from the acquisition of Beach First during the second quarter of 2010. In connection with the acquisition, the Company entered into loss sharing agreements with the FDIC where, pursuant to the terms of these agreements, the FDIC will reimburse the Company for 80% of losses incurred from the acquired loans and foreclosed real estate ("covered loans", "covered assets" and "covered"), and beginning with the first dollar of loss incurred.

Additional Operating Highlights from Second Quarter

Since June 2010, total loans not covered by a loss-sharing agreement have increased by $121.1 million, or 10.8%, while the total portfolio, including loans covered by loss-sharing agreements, have increased $59.4 million, or 4.0%, to $1.53 billion. Growth in the non-covered portfolio was net of the $28.9 million in loans that were refinanced into the permanent commercial mortgage markets during the second quarter of 2011. At June 30, 2011, the Company's loan portfolio includes $283.7 million in covered loans being carried at fair value and $1.24 billion in loans that have a related allowance for loan losses and are not covered under loss share agreements.

Gross Loan Growth
(dollars in thousands; unaudited)

	6/30/2011	3/31/2011	12/31/2010	9/30/2010	6/30/2010
Total loans	$ 1,528,547	$ 1,528,727	$ 1,508,180	$ 1,475,735	$ 1,469,175
Loans covered by loss share, at fair value	283,685	301,436	309,342	330,761	345,372
Loans not covered by loss share	$ 1,244,862	$ 1,227,291	$ 1,198,838	$ 1,144,974	$ 1,123,803

Loan growth (quarter/quarter):
Total loans	0.0%	1.4%	2.2%	0.4%	0.7%
Loans not covered by loss share	1.4%	2.4%	4.7%	1.9%	0.7%
Annual growth of non-covered loans	10.8%

Total deposits at June 30, 2011 were $1.85 billion, an increase of $16.0 million from June 30, 2010. While overall deposit growth continues to be an emphasis, the more important element is the increase in transactional account deposits. Over the one-year period, transactional accounts, which are comprised of non-interest bearing and interest-bearing demand accounts, increased $120.8 million, while time deposits decreased $104.8 million At June 30, 2011, time deposits were 47.9% of total deposits, compared to 54.0% and 48.4% at June 30, 2010 and March 31, 2011, respectively.

Total Deposit Growth
(dollars in thousands; unaudited)

	6/30/2011	3/31/2011	12/31/2010	9/30/2010	6/30/2010
Non-interest bearing demand	$ 128,694	$ 116,286	$ 107,547	$ 105,197	$ 104,328
Interest-bearing demand	835,967	849,392	841,062	786,498	739,542
Time deposits	885,922	905,173	879,461	963,885	990,755
Total	$ 1,850,583	$ 1,870,851	$ 1,828,070	$ 1,855,580	$ 1,834,625

Growth (Quarter/Quarter)	-1.1%	2.3%	-1.5%	1.1%	35.8%

Operating Results

Net interest income for the second quarter of 2011 was $16.8 million, an increase of $1.2 million, or 7.5%, from the comparable period last year, an increase of $88,000 from the prior quarter. Taxable-equivalent net interest margin increased 22 basis points from the second quarter of 2010 to 3.84%. Compared to the first quarter of 2011, taxable-equivalent net interest margin decreased 3 basis points from 3.87%.

The Company's average yield on interest-earning assets decreased 4 basis points while the average rate on interest-bearing liabilities decreased 26 basis points from the second quarter of 2010. Compared to the first quarter of 2011, the Company's yield on average earning assets decreased by 11 basis points, while the yield on average interest-bearing liabilities decreased by 8 basis points.

Net interest income for the six months ended June 30, 2011 was $33.4 million, an increase of $6.3 million, or 23.2% from the comparable period last year. Taxable-equivalent net interest margin increased 31 basis points from the six months ended June 30, 2010 to 3.86%. Average interest-earning assets were $1.89 billion for the first six months of 2011, an increase of $207.9 million from the first six months of 2010.

Quarterly Average Yields / Costs (Tax-Equiv. Basis)
(unaudited)

	6/30/2011	3/31/2011	12/31/2010	9/30/2010	6/30/2010
Earning Asset Yield	5.55%	5.66%	5.60%	5.57%	5.59%
Cost of Int. Bearing Liabilities	1.73%	1.81%	1.93%	1.83%	1.99%
Cost of Funds	1.67%	1.71%	1.83%	1.73%	1.89%
Net Interest Spread	3.82%	3.85%	3.67%	3.74%	3.60%
Net Interest Margin	3.84%	3.87%	3.71%	3.76%	3.62%

Non-interest income was $2.4 million for the second and first quarter of 2011, compared to $21.7 million for the year-ago quarter. Included in non-interest income for the second quarter of 2010 was $19.3 million of gain on acquisition from a FDIC assisted transaction. Excluding the acquisition gain and gains on sales of investment securities, non-interest income was $ 2.3 million for the current quarter, up 25.8% from the $1.8 million reported for the second quarter of 2010. The increases were primarily due to increases in service charges and fees of $107,000; increases in earnings on bank-owned life insurance of $192,000; and increases in brokerage activity of $164,000. Off-setting these increases were a decrease in mortgage fee income of $51,000. During the second quarter of 2011, the Company's original mortgage origination platform was terminated and replaced with a more robust platform that is expected to drive mortgage origination volume and fee income significantly higher starting in the third quarter of 2011. In comparison to the first quarter of 2011, excluding mortgage fee income, recurring non-interest income increased $147,000.

Non-interest income was $4.8 million for the six months ended June 30, 2011, compared to $23.1 million for the same period in 2010. Included in non-interest income for the six months ended June 30, 2010 was $19.3 million of gain on acquisition from a FDIC assisted transaction.

Non-interest expenses for the second quarter of 2011 increased $1.3 million compared to the same quarter a year ago, and were $161,000 higher than the first quarter of 2011. Loan, foreclosure and collection expenses increased by $746,000 compared to the same quarter in 2010, and were $160,000 lower than the first quarter of 2011. The higher level of loan, foreclosure and collection expense primarily relates to the write-down of other real estate owned properties and the on-going expenses relating to these properties. During the second quarter of 2011, the Company recorded $1.0 million of other real estate valuation adjustments. The Company's personnel costs have increased $1.3 million, or 21.4%, compared to the same quarter a year ago, and were $384,000 higher than the previous quarter. All of the increases in personnel costs are attributable to investments in the new mortgage and SBA lending platforms which, when fully-operational in the third quarter, are expected to contribute significantly to our long-term focus on enhancing noninterest income sources. Professional and other services and other expenses decreased by $684,000 and $329,000, respectively, primarily from costs associated with the acquisition during 2010. All other non-interest expense categories have seen nominal increases when compared to the same quarter a year ago.

Non-Interest Income / Non-Interest Expense
(dollars in thousands; unaudited)

	Three Months Ended			Six Months Ended
	6/30/2011	3/31/2011	6/30/2010	6/30/2011	6/30/2010
Non-interest income
Mortgage fees	$ 243	$ 362	$ 294	$ 605	$ 551
Service charges	868	827	761	1,695	1,416
Investment brokerage fees	227	157	63	384	67
Earnings on bank-owned life ins	420	425	228	845	474
Gain on sale of securities	79	57	587	136	604
Gain on acquisition	-	-	19,289	-	19,289
Other	534	597	476	1,131	659
Total non-interest income	$ 2,371	$ 2,425	$ 21,698	$ 4,796	$ 23,060

Non-interest expense
Salaries and employee benefits	$ 7,623	$ 7,239	$ 6,280	$ 14,862	$ 11,086
Occupancy and equipment	1,511	1,572	1,468	3,083	2,359
Data processing and supply	601	563	593	1,164	1,004
Advertising/business development	507	419	375	926	664
Professional and other services	874	996	1,558	1,870	2,199
FDIC insurance assessments	810	810	780	1,620	1,380
Loan, foreclosure and collection	1,916	2,076	1,170	3,992	1,670
Other	1,051	1,057	1,380	2,108	2,129
Total	$ 14,893	$ 14,732	$ 13,604	$ 29,625	$ 22,491

Asset Quality

Net charge-offs for the second quarter of 2011 were $4.0 million, or 1.04% of average loans annualized compared to $4.0 million, or 1.07% reported for the first quarter of 2011. Nonperforming assets not covered by loss share at June 30, 2011 were 3.05% of total assets, and were 6.60% including covered assets, compared to 3.03% and 6.54%, respectively, at March 31, 2011. The covered assets are covered by a FDIC loss-share agreement that provides 80% protection on those assets and are being carried at estimated fair value.

At June 30, 2011, the carrying value of loans and OREO covered by loss-share was $283.7 million and $23.3 million, respectively, with a corresponding indemnification receivable from the FDIC of $61.0 million. These carrying values reflect the Company's final valuations from its second quarter 2010 FDIC assisted acquisition.

Asset Quality Information
(dollars in thousands; unaudited)

	6/30/2011	3/31/2011	12/31/2010	9/30/2010	6/30/2010
Nonaccrual loans not covered by loss share	$ 31,822	$ 34,047	$ 26,224	$ 10,603	$ 10,080
Nonaccrual loans covered by loss share	62,259	69,377	64,753	77,150	70,641
OREO not covered by loss share	24,289	21,663	23,912	26,050	21,728
OREO covered by loss share	23,348	15,811	15,825	9,638	7,350
90 days past due not covered by loss share	-	124	44	-	-
90 days past due covered by loss share	-	-	4,554	23	1,361
Total nonperforming assets	$ 141,718	$ 141,022	$ 135,312	$ 123,464	$ 111,160
Nonperforming assets not covered by loss share	$ 56,111	$ 55,834	$ 50,180	$ 36,653	$ 31,808

Total assets	$ 2,146,745	$ 2,157,280	$ 2,149,932	$ 2,180,049	$ 2,161,991
Total assets less covered assets	1,839,712	1,840,033	1,824,765	1,839,650	1,809,269

Total loans	1,528,547	1,528,727	1,508,180	1,475,735	1,469,175
Total accruing loans	1,434,466	1,425,303	1,417,203	1,387,982	1,388,454
Total loans less covered loans	1,244,862	1,227,291	1,198,838	1,144,974	1,123,803

Ratio of nonperforming assets to total assets	6.60%	6.54%	6.29%	5.66%	5.14%
Not covered by loss share	3.05%	3.03%	2.75%	1.99%	1.76%

Ratio of nonperforming loans to total loans	6.15%	6.77%	6.34%	5.95%	5.59%
Not covered by loss share	2.56%	2.78%	2.19%	0.93%	0.90%

Ratio of allowance for loan losses to total loans	1.53%	1.59%	1.65%	1.28%	1.30%
Not covered by loss share	1.88%	1.98%	2.07%	1.64%	1.69%

Net charge-offs of noncovered loans, QTD	$ 3,985	$ 3,988	$ 6,006	$ 5,655	$ 4,357
Ratio of net charge-offs to average loans (annualized)	1.04%	1.07%	1.62%	1.55%	1.23%

Loans restructured/modified not included in above	$ 30,036	$ 25,857	$ 5,107	$ 7,479	$ 5,774
(not past due or on nonaccrual)

During the second quarter of 2011, BNC recorded a provision for loan losses of $3.0 million, a decrease from the $3.5 million recorded during the first quarter of 2011. The allowance for loan losses was $23.4 million at June 30, 2011, and $24.3 million at March 31, 2011. Loan loss reserves to total period-end loans decreased from 1.59% and 1.65% reported at March 31, 2011 and December 31, 2010, respectively, to 1.53% at June 30, 2011. This decrease was a result of partially or fully reserved loans being charged-off during the quarter. Excluding the loans acquired in the FDIC-assisted transaction that were marked to fair value, loan loss reserves to period-end loans decreased from 1.98% and 2.07% reported at March 31, 2011 and December 31, 2010, respectively, to 1.88% at June 30, 2011. Management considers the loan loss reserve adequate to absorb credit losses inherent in the loan portfolio at June 30, 2011.

Nonaccrual loans not covered by loss share agreements totaled $31.8 million, a decrease of $2.2 million compared to $34.0 million at March 31, 2011. Loans migrating into nonaccrual status during the quarter totaled $9.4 million. Nonaccrual loans covered by loss-share totaled $62.3 million, a decrease of $7.1 million compared to $69.4 million at March 31, 2011. Loans migrating into nonaccrual status during the quarter that are covered by loss-share totaled $2.4 million.

Troubled Debt Restructures (TDR's) increased $1.0 million during the quarter to $39.9 million, of which $9.9 million is in nonaccrual status. At June 30, 2011, there was $2.2 million of TDR's covered under loss-share. The majority of the TDR portfolio consists of performing residential A&D and construction loans that were renewed at extended amortization terms or interest-only terms deemed to be concessionary in the current economic environment.

OREO not covered by loss share agreements totaled $24.3 million at June 30, 2011, an increase of $2.6 million from the $21.7 million reported at March 31, 2011. The change primarily consisted of $8.1 million in additions at fair value, $1.0 million in write-downs, and $5.0 million in sales. Of the $24.3 million in OREO at quarter-end, $12.8 million is either under contract for sale or under a scheduled lot takedown.

Commenting on asset quality, Montgomery noted, "Our posture of continuing to aggressively address problem credits, take the appropriate charges and pursue strategies for liquidation, has contributed to asset quality metric improvements. Pass rated credits continue to rise as a percentage of the portfolio as watch and special mention credits have decreased significantly. We remain committed to taking aggressive charges and positioning assets appropriately for liquidation. There continues to be elevated unemployment levels in several of our legacy markets, thus expansions into more diversified and healthy markets over the past two years is paying dividends. While we have significantly decreased our construction, land and A&D portfolio over the past several quarters, we still have exposure that requires considerable attention as we work to reposition properties for a successful outcome."

Capital Position

The Company continues to maintain strong capital ratios. Shareholders' equity was $157.6 million at June 30, 2011, a decrease of $6.6 million from June 30, 2010. Tangible common book value per share was $9.05 at June 30, 2011, a decrease from $9.82 at June 30, 2010 and an increase from $8.70 at March 31, 2011. Core tangible book value, which excludes the very volatile mark-to-market component, increased to $9.38 at June 30, 2011, up from the $9.31 at March 31, 2011. The mark-to-market components of equity increased from a net loss of $5.5 million at March 31, 2011 to a net loss position of $3.0 million at June 30, 2011. All of the loss position relates to the value of the interest rate cap on funding, which has declined in value at a more rapid rate than the appreciation in the marketable securities being hedged. Despite the mark-to-market decline, the hedged transaction continues to provide a positive spread in excess of 2.2% on $250 million. All of the Bank's and Company's capital ratios exceeded the minimum thresholds established for a well-capitalized bank by regulatory measures.

Montgomery noted, "We are pleased to share that BNC Bancorp has applied for approximately $40.0 million of capital under the Treasury Department's Small Business Lending Fund capital program ("SBLF"). If our application is approved by the Treasury Department, the SBLF proceeds would be used to redeem the $31.2 million of CPP preferred stock. The new SBLF capital program is structured to allow for the dividend rate to drop commensurate with the Company's increase in qualified small-business lending within our communities. Based on dollar and percentage growth in qualifying small business loan categories over the June 30, 2010 baseline calculation, if approved, we anticipate the dividend rate on the SBLF capital to be 1%."

On July 19, 2011, the Board of Directors of BNC declared a $0.05 per share quarterly cash dividend on its common stock and Series B Preferred stock, payable August 26, 2011 to shareholders of record on August 12, 2011.

About BNC Bancorp and Bank of North Carolina

Headquartered in High Point, NC, BNC Bancorp is the parent company of Bank of North Carolina, a commercial bank with $2.15 billion in assets. Bank of North Carolina provides a complete line of banking and financial services to individuals and businesses through its 24 full-service banking offices in North and South Carolina. The Bank's six locations in the coastal areas of South Carolina operate as BNC Bank. Bank of North Carolina is insured by the FDIC and is an equal housing lender. BNC Bancorp is current on its preferred dividend payments to the United States Treasury; its stock is traded and quoted in the NASDAQ Capital Market under the symbol "BNCN."

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States. BNC Bancorp's management uses these "non-GAAP" measures such as "core" or "recurring" earnings in their analysis of the Company's performance. Management believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrating the effects of significant gains and charges in the current period. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

Congress passed the Private Securities Litigation Act of 1995 in an effort to encourage corporations to provide information about companies' anticipated future financial performance. This act provides a safe harbor for such disclosure, which protects the companies from unwarranted litigation if actual results are different from management expectations. This press release contains forward-looking statements relating to the financial condition, results of operations and business of BNC and the Bank. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of the management of BNC, and the information available to management at the time that this press release was prepared. Factors that could cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following: (i) general economic or business conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit or other services; (ii) expected cost savings and other benefits anticipated in connection with our acquisition of Beach First may not be fully realized or realized within the expected time frame; (iii) the performance of our mortgage and SBA division; and (iv) anticipated acquisition opportunities may be available on terms acceptable to BNC or at all. Additional factors affecting BNC and the Bank are discussed in BNC's filings with the Securities and Exchange Commission (the "SEC"), Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. Please refer to the Securities and Exchange Commission's website at www.sec.gov where you can review those documents. BNC does not undertake a duty to update any forward-looking statements made in this press release.

QUARTERLY PERFORMANCE SUMMARY
BNC BANCORP
(Dollars in thousands, except share and per share data)
(Unaudited)	For the
	Three Months Ended
	June 30, 2011	June 30, 2010	% Change
SUMMARY STATEMENTS OF OPERATIONS
Interest income	$ 24,787	$ 24,829	-0.2%
Interest expense	8,021	9,234	(13.1)
Net interest income	16,766	15,595	7.5
Provision for loan losses	3,032	6,000	(49.5)
Net interest income after provision for loan losses	13,734	9,595	43.1
Non-interest income	2,371	21,698	(89.1)
Non-interest expense	14,893	13,604	9.5
Income before income tax expense (benefit)	1,212	17,689	(93.2)
Income tax expense (benefit)	(381)	5,956	(106.4)
Net income	1,593	11,733	(86.4)
Preferred stock dividends and discount accretion	601	502	19.7
Net income available to common shareholders	$ 992	$ 11,231	(91.2)

PER SHARE DATA
Earnings per share, basic	$ 0.10	$ 1.42	-93.0%
Earnings per share, diluted	0.10	1.41	(92.9)
Tangible common book value per share	9.05	9.82	(7.8)

Weighted average participating common shares:
Basic	10,869,868	7,957,725
Diluted	10,886,162	8,043,395
Period-end number of shares:
Common	9,075,395	9,038,668
Convertible preferred	1,804,566	1,804,566

PERFORMANCE RATIOS
Return on average assets	0.30%	2.23%
Return on average common equity	3.67%	40.96%
Return on average tangible common equity	4.96%	55.35%
Net yield on earning assets (taxable equivalent)	3.84%	3.62%
Average equity to average assets	7.25%	6.75%
Allowance for loan losses as a % of total loans	1.53%	1.30%
Nonperforming assets to total assets, end of period	6.60%	5.14%
Nonperforming assets not covered by loss share	3.05%	1.76%
Ratio of net charge-offs to average loans, annualized	1.04%	1.23%

QUARTERLY PERFORMANCE SUMMARY
BNC BANCORP
(Dollars in thousands, except share and per share data)
(Unaudited)
	Six Months Ended
	June 30, 2011	June 30, 2010	% Change
SUMMARY STATEMENTS OF OPERATIONS
Interest income	$ 49,829	$ 44,101	13.0%
Interest expense	16,385	16,962	(3.4)
Net interest income	33,444	27,139	23.2
Provision for loan losses	6,532	8,946	(27.0)
Net interest income after provision for loan losses	26,912	18,193	47.9
Non-interest income	4,796	23,060	(79.2)
Non-interest expense	29,625	22,491	31.7
Income (loss) before income tax expense	2,083	18,762	(88.9)
Income tax expense (benefit)	(1,028)	5,640	(118.2)
Net income	3,111	13,122	(76.3)
Preferred stock dividends and discount accretion	1,202	1,005	19.6
Net income available to common shareholders	$ 1,909	$ 12,117	(84.3)

PER SHARE DATA
Earnings per share, basic	$ 0.19	$ 1.60	-88.1%
Earnings per share, diluted	0.19	1.59	(88.1)
Tangible common book value per share	9.05	9.82	(7.8)

Weighted average participating common shares:
Basic	10,865,177	7,651,515
Diluted	10,882,325	7,690,993
Period-end number of shares:
Common	9,075,395	9,038,668
Convertible preferred	1,804,566	1,804,566

PERFORMANCE RATIOS
Return on average assets	0.29%	1.41%
Return on average common equity	3.60%	23.55%
Return on average tangible common equity	4.90%	32.32%
Net yield on earning assets (taxable equivalent)	3.86%	3.55%
Average equity to average assets	7.17%	7.17%
Allowance for loan losses as a % of total loans	1.53%	1.30%
Nonperforming assets to total assets, end of period	6.60%	5.14%
Nonperforming assets not covered by loss share	3.05%	1.76%
Ratio of net charge-offs to average loans, annualized	1.06%	1.16%

QUARTERLY PERFORMANCE SUMMARY
BNC BANCORP
(Dollars in thousands, except share and per share data)
(Unaudited)	For the
	Three Months Ended
	June 30, 2011	March 31, 2011	December 31, 2010	September 30, 2010	June 30, 2010	December 31, 2009
SUMMARY STATEMENTS OF OPERATIONS
Interest income	$ 24,787	$ 25,042	$ 25,329	$ 25,580	$ 24,829	$ 19,586
Interest expense	8,021	8,364	9,051	8,734	9,234	7,550
Net interest income	16,766	16,678	16,278	16,846	15,595	12,036
Provision for loan losses	3,032	3,500	12,000	5,436	6,000	4,750
Net interest income after provision for loan losses	13,734	13,178	4,278	11,410	9,595	7,286
Non-interest income	2,371	2,425	1,847	3,906	21,698	2,930
Non-interest expense	14,893	14,732	17,202	15,479	13,604	8,602
Income (loss) before income tax expense (benefit)	1,212	871	(11,077)	(163)	17,689	1,614
Income tax expense (benefit)	(381)	(647)	(5,021)	(823)	5,956	(173)
Net income (loss)	1,593	1,518	(6,056)	660	11,733	1,787
Preferred stock dividends and discount accretion	601	601	600	591	502	498
Net income (loss) available to common shareholders	$ 992	$ 917	$ (6,656)	$ 69	$ 11,231	$ 1,289

Net interest income, as reported	$ 16,766	$ 16,678	$ 16,278	$ 16,846	$ 15,595	$ 12,036
Tax-equivalent adjustment	1,322	1,475	1,494	1,373	1,290	1,218
Net interest income, tax-equivalent	$ 18,088	$ 18,153	$ 17,772	$ 18,219	$ 16,885	$ 13,254

PER SHARE DATA
Earnings per share, basic	$ 0.10	$ 0.09	$ (0.61)	$ 0.01	$ 1.42	$ 0.18
Earnings per share, diluted	0.10	0.09	(0.61)	0.01	1.41	0.18

Weighted average participating common shares:
Basic	10,869,868	10,860,434	10,848,790	10,845,132	7,957,725	7,341,249
Diluted	10,886,162	10,878,950	10,926,772	10,972,466	8,043,395	7,350,425
Period-end number of shares:
Common	9,075,395	9,059,809	9,053,360	9,041,334	9,038,668	7,341,901
Convertible preferred	1,804,566	1,804,566	1,804,566	1,804,566	1,804,566	-

PERFORMANCE RATIOS
Return on average assets	0.30%	0.29%	-1.11%	0.12%	2.23%	0.44%
Return on average common equity	3.67%	3.53%	-22.77%	0.23%	40.96%	5.41%
Return on average tangible common equity	4.96%	4.84%	-30.18%	0.30%	55.35%	7.65%
Net yield on earning assets (taxable equivalent)	3.84%	3.87%	3.71%	3.76%	3.62%	3.52%
Average equity to average assets	7.25%	7.08%	7.56%	7.63%	6.75%	7.65%
Nonperforming assets to total assets, end of period	6.60%	6.54%	6.29%	5.66%	5.14%	2.02%
Nonperforming assets not covered by loss share	3.05%	3.03%	2.75%	1.99%	1.76%	2.02%
Ratio of net charge-offs to average loans, annualized	1.04%	1.07%	1.62%	1.56%	1.23%	1.55%

QUARTERLY PERFORMANCE SUMMARY
BNC BANCORP
(Dollars in thousands)
(Unaudited)	As of
	June 30, 2011	June 30, 2010	% Change
SELECTED BALANCE SHEET DATA
End of period balances
Loans:
Loans not covered by loss share	$ 1,244,862	$ 1,123,803	10.8%
Loans covered by loss share	283,685	345,372	(17.9)
Allowance for loan losses	(23,373)	(19,038)	22.8
Net loans	1,505,174	1,450,137	3.8
Loans held for sale	1,909	2,190	(12.8)
Investment securities	339,381	364,805	(7.0)
Intangible assets	28,249	28,652	(1.4)
Total assets	2,146,745	2,161,991	(0.7)

Deposits:
Non-interest bearing deposits	128,694	104,328	23.4
Interest-bearing demand and savings	835,967	739,542	13.0
Time deposits	885,922	990,755	(10.6)
Total deposits	1,850,583	1,834,625	0.9
Borrowed funds	129,833	148,898	(12.8)
Total interest-bearing liabilities	1,851,722	1,879,195	(1.5)
Shareholders' equity:
Preferred equity	47,158	46,721	0.9
Common equity	113,400	119,400	(5.0)
Accumulated other comprehensive income (loss)	(2,989)	(1,983)	50.7
Total shareholders' equity	157,569	164,138	(4.0)

	As of
	June 30, 2011	March 31, 2011	December 31, 2010	September 30, 2010	June 30, 2010	December 31, 2009
SELECTED BALANCE SHEET DATA
End of period balances
Loans:
Loans not covered by loss share	$ 1,244,862	$ 1,227,291	$ 1,198,838	$ 1,144,974	$ 1,123,803	$ 1,079,179
Loans covered by loss share	283,685	301,436	309,342	330,761	345,372	-
Allowance for loan losses	(23,373)	(24,325)	(24,813)	(18,819)	(19,038)	(17,309)
Net loans	1,505,174	1,504,402	1,483,367	1,456,916	1,450,137	1,061,870
Loans held for sale	1,909	1,679	6,751	3,314	2,190	2,766
Investment securities	339,381	333,265	358,871	357,555	364,805	366,506
Intangible assets	28,249	28,343	28,445	28,548	28,652	27,699
Total assets	2,146,745	2,157,280	2,149,932	2,180,049	2,161,991	1,634,185

Deposits:
Non-interest bearing deposits	128,694	116,286	107,547	105,197	104,328	66,801
Interest-bearing demand and savings	835,967	849,392	841,062	786,498	739,542	578,329
Time deposits	885,922	905,173	879,461	963,885	990,755	704,748
Total deposits	1,850,583	1,870,851	1,828,070	1,855,580	1,834,625	1,349,878
Borrowed funds	129,833	120,939	157,920	145,720	148,898	150,996
Total interest-bearing liabilities	1,851,722	1,875,504	1,878,443	1,896,103	1,879,195	1,434,073
Shareholders' equity:
Preferred equity	47,158	47,038	46,918	46,799	46,721	29,304
Common equity	113,400	112,685	112,104	119,054	119,400	91,797
Accumulated other comprehensive income (loss)	(2,989)	(5,512)	(6,798)	(374)	(1,983)	5,105
Total shareholders' equity	157,569	154,211	152,224	165,479	164,138	126,206

QUARTERLY PERFORMANCE SUMMARY
BNC BANCORP
(Dollars in thousands)
(Unaudited)

	For the Three Month Period Ended
	June 30, 2011	March 31, 2011	December 31, 2010	September 30, 2010	June 30, 2010	December 31, 2009
SELECTED BALANCE SHEET DATA
Quarterly average balances
Loans:
Loans not covered by loss share	$ 1,238,661	$ 1,210,550	$ 1,152,263	$ 1,112,829	$ 1,106,302	$ 1,058,657
Loans covered by loss share	292,561	305,389	320,052	338,067	316,132	-
Total loans	1,531,222	1,515,939	1,472,315	1,450,896	1,422,434	1,058,657
Investment securities, at amortized cost	323,661	352,480	344,146	348,687	362,375	408,781
Total earning assets	1,888,007	1,901,574	1,899,557	1,921,499	1,873,308	1,492,702
Total assets	2,144,753	2,150,436	2,155,061	2,187,283	2,114,839	1,616,235

Deposits:
Non-interest bearing deposits	123,398	110,957	110,401	109,366	98,953	59,458
Interest-bearing demand and savings	839,169	845,630	820,640	771,739	696,693	560,697
Time deposits	884,100	887,338	903,967	976,147	985,816	716,199
Total deposits	1,846,667	1,843,925	1,835,008	1,857,252	1,781,462	1,336,354
Borrowed funds	137,020	144,783	131,684	148,755	175,179	140,812
Total interest-bearing liabilities	1,860,289	1,877,751	1,856,291	1,896,641	1,857,688	1,417,708
Shareholders' equity	155,584	152,250	162,865	166,942	143,498	123,659

LOAN MIX AND STRATIFICATION STATISTICS
BNC BANCORP
(Dollars in thousands)
(Unaudited)
	As of June 30,
	2011	2010	% Change
Loans Not Covered Under Loss Share Agreements:
Construction, A&D, and Land	$ 196.6	$ 204.8	(4.0)
Residential Construction	24.9	33.7	(26.1)
Presold	12.2	13.5	(9.6)
Speculative	12.7	20.2	(37.1)
Loan size - over $400,000	3.8	6.4	(40.6)
Loan size - $200,000 to $400,000	3.7	7.9	(53.2)
Loan size - under $200,000	5.2	5.9	(11.9)

Commercial Construction	54.4	34.9	55.9
Loan size - $5 million and over	12.6	10.2	-
Loan size - $3 million to $5 million	7.8	4.4	77.3
Loan size - $1 million to $3 million	20.9	14.2	47.2
Loan size - under $1 million	13.1	6.1	114.8

Residential and Commercial A&D	22.0	31.0	(29.0)
Loan size - $5 million to $6 million	6.0	11.7	(48.7)
Loan size - $3 million to $5 million	-	3.6	(100.0)
Loan size - $1 million to $3 million	12.1	9.0	34.4
Loan size - under $1 million	3.9	6.7	(41.8)
		-
Land	95.3	105.2	(9.4)
Residential Buildable Lots	36.0	46.7	(22.9)
Commercial Buildable Lots	13.5	16.6	(18.7)
Land Held for Development	26.6	29.3	(9.2)
Raw and Agricultural Land	19.2	12.6	52.4

Commercial Real Estate	$ 605.8	$ 507.4	19.4
Multi-Family	34.4	35.1	(2.0)
Churches	28.2	19.3	46.1
Retail	425.1	350.2	21.4
Owner Occupied	136.6	116.8	17.0
Investment	288.5	233.4	23.6
Loan size - $5 million to $9 million	51.7	45.7	13.1
Loan size - $3 million to $5 million	54.3	36.2	50.0
Loan size - $1 million to $3 million	98.5	79.1	24.5
Loan size - under $1 million	84.0	72.4	16.0

Industrial	118.1	102.8	14.9
Owner Occupied	59.6	49.6	20.2
Investment	58.5	53.2	10.0
Loan size - $5 million to $6 million	-	-	-
Loan size - $3 million to $5 million	7.6	4.3	76.7
Loan size - $1 million to $3 million	26.0	23.0	13.0
Loan size - under $1 million	24.9	25.9	(3.9)

Other	-	-	-

LOAN MIX AND STRATIFICATION STATISTICS
BNC BANCORP
(Dollars in thousands)
(Unaudited)	Trends
	June 30, 2011	March 31, 2011	December 31, 2010	September 30, 2010	June 30, 2010
Loans Not Covered Under Loss Share Agreements:
Construction, A&D, and Land	$ 196.6	$ 194.1	$ 200.9	$ 202.4	$ 204.8
Residential Construction	24.9	28.0	29.9	31.1	33.7
Presold	12.2	12.3	12.2	12.8	13.5
Speculative	12.7	15.7	17.7	18.3	20.2
Loan size - over $400,000	3.8	4.5	6.8	6.1	6.4
Loan size - $200,000 to $400,000	3.7	1.7	4.8	6.3	7.9
Loan size - under $200,000	5.2	9.5	6.1	5.9	5.9

Commercial Construction	54.4	43.9	44.9	40.1	34.9
Loan size - $5 million and over	12.6	7.4	12.5	12.5	10.2
Loan size - $3 million to $5 million	7.8	10.9	8.0	8.0	4.4
Loan size - $1 million to $3 million	20.9	11.4	14.9	12.1	14.2
Loan size - under $1 million	13.1	14.2	9.5	7.5	6.1

Residential and Commercial A&D	22.0	23.4	27.1	30.1	31.0
Loan size - $5 million to $6 million	6.0	6.1	11.7	11.7	11.7
Loan size - $3 million to $5 million	-	-	-	3.6	3.6
Loan size - $1 million to $3 million	12.1	11.9	10.0	10.1	9.0
Loan size - under $1 million	3.9	5.4	5.4	4.7	6.7
	-	-	-	-	-
Land	95.3	98.8	99.0	101.1	105.2
Residential Buildable Lots	36.0	40.3	42.8	44.9	46.7
Commercial Buildable Lots	13.5	14.7	13.6	13.5	16.6
Land Held for Development	26.6	26.8	26.9	27.0	29.3
Raw and Agricultural Land	19.2	17.0	15.7	15.7	12.6

Commercial Real Estate	$ 605.8	$ 588.2	$ 548.8	$ 536.2	$ 507.4
Multi-Family	34.4	43.2	44.5	42.0	35.1
Churches	28.2	26.9	26.0	19.2	19.3
Retail	425.1	400.4	372.1	371.0	350.2
Owner Occupied	136.6	123.4	118.2	117.7	116.8
Investment	288.5	277.0	253.9	253.3	233.4
Loan size - $5 million to $9 million	51.7	54.3	45.8	46.1	45.7
Loan size - $3 million to $5 million	54.3	50.9	47.4	47.6	36.2
Loan size - $1 million to $3 million	98.5	91.8	82.7	83.1	79.1
Loan size - under $1 million	84.0	80.0	78.0	76.5	72.4

Industrial	118.1	117.7	106.2	104.0	102.8
Owner Occupied	59.6	58.7	51.8	49.8	49.6
Investment	58.5	59.0	54.4	54.2	53.2
Loan size - $5 million to $6 million	-	-	-	-	-
Loan size - $3 million to $5 million	7.6	7.7	4.4	4.3	4.3
Loan size - $1 million to $3 million	26.0	25.1	23.8	24.1	23.0
Loan size - under $1 million	24.9	26.2	26.2	25.8	25.9

Other	-	-	-	-	-

CONTACT: W. Swope Montgomery, Jr., President and CEO, +1-336-869-9200